Exhibit 99.1

[SIRNA THERAPEUTICS]

Marvin Tancer CFO & V.P. Operations Sirna Therapeutics, Inc. 303-449-6500	Amy Sullivan Senior Vice President Noonan Russo Presence 415-677-4455

SIRNA THERAPEUTICS REPORTS FIRST QUARTER FINANCIAL RESULTS

Boulder, CO – May 14, 2003 – Sirna Therapeutics, Inc. (Nasdaq: RNAI) today reported a net loss applicable to common stock of $5.5 million, or $1.62 per share for the quarter ended March 31, 2003 compared to a net loss applicable to common stock of $8.5 million, or $2.55 per share for the same period in 2002. The decrease in net loss for the period was primarily attributable to a reduction of research and development expenses as a result of the company’s new business strategy and previously announced organizational restructuring. Research and development expenses for the first quarter of 2003 were $3.8 million, compared to $6.7 million for the first quarter of 2002. Per share amounts have been adjusted to reflect the 1 for 6 reverse stock split which became effective on April 17, 2003.

The company’s cash, cash equivalents and securities available-for-sale were $4.9 million at March 31, 2003. On April 21, 2003 the company consummated a private placement of $48 million of its common stock and warrants exercisable for additional shares of common stock to a leading group of biotechnology venture capital investors to support the company’s research and development of RNAi-based therapeutics. After consideration of the private placement, Elan’s conversion of its preferred stock to common stock and a reverse common stock split, the company’s total common shares outstanding is 28,227,709.

About Sirna Therapeutics

Sirna Therapeutics (formerly Ribozyme Pharmaceuticals) is a biotechnology company leveraging its expertise in nucleic acid technology to develop and commercialize products that target human diseases. Sirna Therapeutics’ primary focus is to develop therapeutics based on a nucleic acid technology called ribonucleic acid interference, or RNAi. Sirna Therapeutics is listed on the Nasdaq National Market under the ticker symbol “RNAI.” More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings.

SIRNA THERAPEUTICS, INC.

CONDENSED BALANCE SHEET

	March 31, 2003	December 31, 2002
	(unaudited)
Assets
Cash, cash equivalents and securities available-for-sale	$4,866,645	$8,820,978
Accounts receivable	385,493	483,645
Equipment & leasehold improvements, net	4,270,443	4,523,809
Other assets, net	8,046,294	8,069,693

Total assets	$17,568,875	$21,898,125

Liabilities and stockholders’ deficit
Current liabilities	$5,662,079	$5,033,196
Long-term liabilities, convertible debt &
redeemable preferred stock	20,995,025	20,818,078
Stockholders’ deficit	(9,088,229)	(3,953,149)

Total liabilities & stockholders’ deficit	$17,568,875	$21,898,125

SIRNA THERAPEUTICS, INC.

(Formerly Ribozyme Pharmaceuticals, Inc.)

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2003	2002
Total revenues	$489,789	$1,578,636

Expenses
Research and development	3,776,762	6,740,615
General and administrative	1,389,439	1,482,609

Total expenses	5,166,201	8,223,224

Operating loss	(4,676,412)	(6,644,588)

Total other expense	(237,341)	(1,650,075)

Net loss	(4,913,753)	(8,294,663)

Accretion of dividends on preferred stock	562,388	202,916

Net loss applicable to common stock	$(5,476,141)	$(8,497,579)

Net loss per share (basic and diluted) (split adjusted)	$(1.62)	$(2.55)

Shares used in computing net loss per share (split adjusted)	3,380,893	3,335,840